Exhibit 99.(1)

VALUE LINE INCOME AND GROWTH FUND, INC.

ARTICLES SUPPLEMENTARY

Value Line Income and Growth Fund, Inc., a Maryland corporation established under Articles of Incorporation dated November 11, 1971, as amended May 28, 1976 (the “Articles”) and registered as an open-end company under the Investment Company Act of 1940, having its principal office in Maryland (hereinafter, the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of the Corporation are hereby amended by striking out Article FIFTH, Paragraph (1), which previously read:

FIFTH: (1) The total amount of authorized capital stock of the Corporation and the number and par value of its shares is $50,000,000 consisting of 50,000,000 shares of the par value of $1.00 each, all of one class.

and inserting in lieu thereof the following:

FIFTH: (1) The total amount of authorized capital stock of the Corporation and the number and par value of its shares is $75,000,000 consisting of 75,000,000 shares of the par value of $1.00 each, all of one class.

SECOND: The Board of Directors of the Corporation, at a meeting duly called and held on September 22, 2011, at which a quorum was present and acting throughout, adopted a resolution approving the foregoing amendment to the Articles to increase the total number of shares of authorized capital stock pursuant to § 2-105(c) of the Maryland General Corporation Law.

THIRD: Approval of the amendment of the Articles as herein above set forth, was not presented or submitted to the shareholders of the Corporation for approval for the reason that, pursuant to § 2-105(c) of the Maryland General Corporation Law, no such shareholder approval is required for the board of directors of a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 to increase the aggregate number of shares authorized to be issued, unless an amendment prohibiting such action has been adopted after July 1, 1987.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer, and attested by its Secretary, on this 22nd day of September, 2011.

/s/ Mitchell E. Appel
Name: Mitchell E. Appel
President and Chief Executive Officer

Attest:

/s/ Emily D. Washington
Name: Emily D. Washington
Secretary, Treasurer and Principal
Financial and Accounting Officer